Exhibit 9.1




November 22, 2005


To:
Epic Media, Inc. 9756 Charlevile Blvd, Beverly Hil1s, CA 90212
Attention: Nicholas Czuczko



Dear Mr. Nicholas Czuczko:

This letter is to inform you of my resignation from Epic Media, Inc.





Regards, Jim Hollman

/s/ Jim Hollman